Exhibit 99.1

Portland General Electric One World Trade Center 121 S.W. Salmon Street Portland, Oregon 97204 News Release

FOR IMMEDIATE RELEASE
July 28, 2015

Media Contact:	Investor Contact:
Melanie Moir	Bill Valach
Corporate Communications	Investor Relations
Phone: 503-464-8790	Phone: 503-464-7395

Portland General Electric announces second quarter results
Reaffirms 2015 earnings guidance

PORTLAND, Ore. — Portland General Electric Company (NYSE: POR) today reported net income of $35 million, or 44 cents per diluted share, for the second quarter of 2015. This compares with net income of $35 million, or 43 cents per diluted share, for the second quarter of 2014. Net income was comparable quarter over quarter as increased energy deliveries and the incremental earnings contribution from new generating resources were largely offset by the impact of higher net variable power costs (NVPC) in the second quarter of 2015 when compared to the second quarter of 2014. Actual NVPC approximated baseline NVPC for the second quarter of 2015, while actual NVPC was $11 million below baseline NVPC for the second quarter of 2014.

"Higher energy deliveries and excellent operations, including strong system reliability and power supply management, collectively offset the effects of lower hydro and wind conditions," said Jim Piro, president and chief executive officer. “We are on track to meet our operating and revised financial objectives for the year, and I’m pleased with the growth we’re seeing in our operating area and the continued positive economic trends in Oregon.”

Company Updates

Generation Project: Construction is proceeding on the Carty Generating Station, a 440 megawatt natural gas-fired baseload power plant near Boardman, Ore. The plant is scheduled to be placed into service during the second quarter of 2016 at an estimated cost of $450 million, excluding allowance for funds used during construction (AFDC). The 500 KV Grassland Substation serving the site has been completed and construction of the 24 mile lateral gas pipeline commenced in early June. Construction on the plant is now approximately 60 percent complete.

Equity Forward Sale Agreement: In June 2015, PGE physically settled in full its Equity Forward Sale Agreement, with the issuance of the remaining 10.4 million shares of common stock available under the agreement, in exchange for net proceeds of $271 million.

2016 General Rate Case: In February, PGE filed a general rate case with the Oregon Public Utility Commission (OPUC) with a 2016 test year which would result in an overall price increase of 3.7 percent effective in 2016, primarily to recover the costs associated with the Carty Generating Station. The request is based on a return on equity of 9.90 percent, a capital structure of 50 percent debt and 50 percent equity, and rate base of $4.5 billion.

Exhibit 99.1

In June, a partial stipulation was filed covering agreements reached among PGE, OPUC Staff, and other parties on a variety of issues in the proceeding, including cost recovery of the Carty Generating Station, subject to meeting certain conditions. In addition, PGE has updated load forecasts and filed revised 2016 power cost estimates. The net increase in annual revenue requirement as revised by the June stipulation and the updates to the Company’s 2016 power cost and load forecasts consists of the following (in millions):

	As Filed February 12, 2015	June 23, 2015 Stipulation and Updates	As Revised July 15, 2015
Carty	$83	$2	$85
Base business cost	$39	($21)	$18
Supplemental tariff updates	($56)	$(6)	$(62)
Annual revenue requirement, net	$66	$(25)	$41

In July, PGE filed motions to suspend both the non-power cost and power cost procedural schedules after reaching a settlement with OPUC staff and other parties on all issues in the case except for one power cost issue. A new updated schedule has been adopted for this remaining issue. Details on the new settlements will be available when the stipulation is filed. All stipulations are subject to OPUC approval and PGE expects a final order from the Commission before the end of 2015. New customer prices are expected to become effective in 2016, with an initial price decrease January 1, 2016 and a price increase effective as Carty becomes operational, which is expected in the second quarter of 2016.

Second quarter operating results

Retail revenues increased $24 million, or 6 percent, to $420 million for the second quarter of 2015 from $396 million for the second quarter of 2014. The increase consisted of:

•
$22 million increase related to a 5.6 percent higher volume of energy delivered in the second quarter of 2015 compared with the second quarter of 2014, with increases in energy deliveries across all customer classes as follows: residential 4.9 percent; commercial 3.6 percent; and industrial 9.8 percent; and

•	$9 million increase related to a 2.3 percent increase in average customer prices largely resulting from the 2015 general rate case; partially offset by

•
$7 million decrease related to various supplemental tariff changes, including the return of $5 million to customers in 2015 of proceeds received in connection with the settlement of a legal matter and related tax credits (offset in depreciation and amortization).

Net variable power costs (purchased power and fuel expense, net of wholesale revenues) (NVPC) increased $5 million for the second quarter of 2015 compared with the second quarter of 2014, and consisted of the following:

•	$9 million related to a 7 percent increase in total system load; partially offset by

•	$3 million related to a 1 percent decline in the average variable power cost per MWh; and

•	$1 million increase in wholesale revenue, largely related to a 5 percent increase in wholesale sales volume.

The decrease in the average variable power costs was largely due to an increase in lower-cost thermal generation during the second quarter of 2015. Thermal generation was economically displaced with purchased power for the majority of the second quarter of 2014. In addition, an increase in the Company’s wind generating resources from the addition of Tucannon River, partially offset by a decrease in energy received from hydro resources, contributed to the decrease in the average variable power cost.

For the second quarter of 2015, actual NVPC approximated baseline NVPC included in the annual power cost update tariff (AUT), while NVPC for the second quarter of 2014 fell below baseline NVPC included in the AUT by $11 million. Forecasted NVPC for 2015 are expected to be within the deadband of the power cost adjustment

Exhibit 99.1

mechanism; accordingly, no estimated collection from, or refund to customers, has been recorded pursuant to the Power Cost Adjustment Mechanism.

Generation, transmission and distribution expense decreased $1 million, or 1 percent, in the second quarter of 2015 compared with the second quarter of 2014. A $3 million decrease resulting from differences in the timing of the annual planned maintenance outages at Boardman in 2014 and 2015, was largely offset by higher operating and maintenance expenses in 2015, driven by the addition of Port Westward Unit 2 and Tucannon River, and higher information technology expenses. The planned maintenance outage at Boardman occurred in the first quarter of 2015, compared with the second quarter of 2014.

Administrative and other expense in the second quarter of 2015 was $4 million, or 7 percent, higher than in the second quarter of 2014 due to a combination of higher expenses for legal and environmental services, pension, information technology and other items partially offset by a $2 million reduction in the provision for bad debt expense.

Depreciation and amortization expense increased $3 million, or 4 percent, in the second quarter of 2015 compared with the second quarter of 2014. Such increase consisted of $6 million related to capital additions and $2 million resulting from changes in asset retirement obligation assumptions, partially offset by $5 million related to the amortization of deferred regulatory liabilities for the Trojan spent fuel settlement and related tax credits in 2015.

Interest expense in the second quarter of 2015 was $5 million, or 22 percent, higher than in the second quarter of 2014, with $3 million related to a higher average balance of debt outstanding and $2 million related to lower AFDC from the completion of construction of two new generating resources in December 2014.

Other income, net in the second quarter of 2015 was $4 million lower than in the second quarter of 2014 due to a decrease in the allowance for equity funds used during construction resulting from the lower average CWIP balance.

Income tax expense was $15 million in the second quarter of 2015 compared with $10 million in the second quarter of 2014. The increase was largely due to higher pre-tax income for 2015 compared to 2014 and the tax impact of lower AFDC.

2015 earnings guidance

PGE is reaffirming its full-year 2015 earnings guidance of $2.05 - $2.20 per share, based on the following assumptions:

•	Retail deliveries growth adjusted for weather of approximately 1.5 percent;

•	Below average hydro conditions;

•	Normal thermal plant and wind generation for the remainder of the year;

•	Depreciation and amortization expense between $300 and $310 million; and,

•	Capital expenditures of $598 million.

Second quarter 2015 earnings call and web cast — July. 28

PGE will host a conference call with financial analysts and investors on Tuesday, July 28, at 11 a.m. ET. The conference call will be webcast live on the PGE website at portlandgeneral.com. A replay of the call will be available beginning at 2 p.m. ET on Tuesday, July 28 through Tuesday, August 4.

Jim Piro, president and CEO; Jim Lobdell, senior vice president of finance, CFO, and treasurer; and Bill Valach, director, investor relations, will participate in the call. Management will respond to questions following formal comments.

Exhibit 99.1

The attached unaudited condensed consolidated statements of income, condensed consolidated balance sheets, and condensed consolidated statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

# # # # #

About Portland General Electric Company

Portland General Electric Company is a vertically integrated electric utility that serves approximately 849,000 residential, commercial and industrial customers in the Portland/Salem metropolitan area of Oregon. The company’s headquarters are located at 121 S.W. Salmon Street, Portland, Oregon 97204. Visit PGE’s website at portlandgeneral.com.

Safe Harbor Statement
Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance; statements regarding future load, hydro conditions and operating and maintenance costs; statements concerning implementation of the company’s integrated resource plan; statements concerning future compliance with regulations limiting emissions from generation facilities and the costs to achieve such compliance; as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including reductions in demand for electricity; the sale of excess energy during periods of low demand or low wholesale market prices; operational risks relating to the company’s generation facilities, including hydro conditions, wind conditions, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; failure to complete capital projects on schedule or within budget, or the abandonment of capital projects, which could result in the company’s inability to recover project costs; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy markets conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the company on the date hereof and such statements speak only as of the date hereof. The company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the company’s most recent annual report on form 10-K and the company’s reports on forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including management’s discussion and analysis of financial condition and results of operations and the risks described therein from time to time.

POR-F
Source: Portland General Electric Company

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues, net	$450	$423	$923	$916
Operating expenses:
Purchased power and fuel	148	142	309	326
Generation, transmission and distribution	66	67	128	121
Administrative and other	60	56	120	110
Depreciation and amortization	76	73	151	148
Taxes other than income taxes	28	27	58	55
Total operating expenses	378	365	766	760
Income from operations	72	58	157	156
Interest expense (1)	28	23	58	48
Other income:
Allowance for equity funds used during construction	5	9	9	15
Miscellaneous income, net	1	1	2	—
Other income, net	6	10	11	15
Income before income tax expense	50	45	110	123
Income tax expense	15	10	25	30
Net income	35	35	$85	$93

Weighted-average shares outstanding (in thousands):
Basic	80,745	78,183	79,515	78,154
Diluted	80,745	80,051	79,515	79,742
Earnings per share:
Basic	$0.44	$0.44	$1.07	$1.19
Diluted	$0.44	$0.43	$1.07	$1.16
Dividends declared per common share	$0.300	$0.280	$0.580	$0.555

(1) Net of an allowance for borrowed funds used during construction of $3 million and $5 million in the three months ended June 30, 2015 and 2014, respectively, and $6 million and $9 million in the six months ended June 30, 2015 and 2014, respectively.

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	June 30,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$122	$127
Accounts receivable, net	122	149
Unbilled revenues	87	93
Inventories	101	82
Regulatory assets—current	117	133
Other current assets	97	115
Total current assets	646	699
Electric utility plant, net	5,874	5,679
Regulatory assets—noncurrent	552	494
Nuclear decommissioning trust	40	90
Non-qualified benefit plan trust	35	32
Other noncurrent assets	51	48
Total assets	$7,198	$7,042

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$125	$156
Liabilities from price risk management activities - current	101	106
Current portion of long-term debt	55	375
Accrued expenses and other current liabilities	228	236
Total current liabilities	509	873
Long-term debt, net of current portion	2,204	2,126
Regulatory liabilities—noncurrent	923	906
Deferred income taxes	648	625
Unfunded status of pension and postretirement plans	243	237
Liabilities from price risk management activities—noncurrent	187	122
Asset retirement obligations	135	116
Non-qualified benefit plan liabilities	105	105
Other noncurrent liabilities	23	21
Total liabilities	4,977	5,131
Total equity	2,221	1,911
Total liabilities and equity	$7,198	$7,042

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net income	$85	$93
Depreciation and amortization	151	148
Other non-cash income and expenses, net included in Net income	45	37
Changes in working capital and other, net	(33)	24
Net cash provided by operating activities	248	302
Cash flows from investing activities:
Capital expenditures	(313)	(501)
Distribution from Nuclear decommissioning trust	50	—
Sales tax refund received related to Tucannon River Wind Farm	23	—
Other, net	2	7
Net cash used in investing activities	(238)	(494)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	271	—
Repayment of long-term debt, net of issuances	(242)	225
Dividends paid	(44)	(43)
Net cash (used in) provided by financing activities	(15)	182
Decrease in cash and cash equivalents	(5)	(10)
Cash and cash equivalents, beginning of period	127	107
Cash and cash equivalents, end of period	$122	$97

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues (dollars in millions):
Retail:
Residential	$200	$188	$434	$445
Commercial	167	159	322	317
Industrial	57	53	113	105
Subtotal	424	400	869	867
Other retail revenues, net	(4)	(4)	(2)	(2)
Total retail revenues	420	396	867	865
Wholesale revenues	18	17	37	34
Other operating revenues	12	10	19	17
Total revenues	$450	$423	$923	$916

Energy sold and delivered (MWh in thousands):
Retail energy sales:
Residential	1,628	1,552	3,559	3,726
Commercial	1,753	1,675	3,384	3,326
Industrial	870	785	1,692	1,525
Total retail energy sales	4,251	4,012	8,635	8,577
Retail energy deliveries:
Commercial	127	139	256	269
Industrial	291	272	563	533
Total retail energy deliveries	418	411	819	802
Total retail energy sales and deliveries	4,669	4,423	9,454	9,379
Wholesale energy deliveries	538	512	1,118	893
Total energy sold and delivered	5,207	4,935	10,572	10,272

Number of retail customers at end of period:
Residential			741,507	735,153
Commercial			106,503	106,139
Industrial			201	200
Direct access			389	438
Total retail customers			848,600	841,930

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS, continued
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Sources of energy (MWh in thousands):
Generation:
Thermal:
Coal	727	367	1,211	1,600
Natural gas	984	43	1,654	991
Total thermal	1,711	410	2,865	2,591
Hydro	318	448	796	981
Wind	515	404	803	621
Total generation	2,544	1,262	4,464	4,193
Purchased power:
Term	1,376	2,562	2,876	3,782
Hydro	383	489	913	867
Wind	96	102	153	165
Spot	621	294	1,861	1,041
Total purchased power	2,476	3,447	5,803	5,855
Total system load	5,020	4,709	10,267	10,048
Less: wholesale sales	(538)	(512)	(1,118)	(893)
Retail load requirement	4,482	4,197	9,149	9,155

	Heating Degree-days		Cooling Degree-days
	2015	2014	2015	2014
First quarter	1,481	1,891	—	—
Average	1,864	1,864	—	—
Second quarter	513	530	207	57
Average	713	713	70	70
Year-to-date	1,994	2,421	207	57
Year-to-date average *	2,577	2,577	70	70
* — “Average” amounts represent the 15-year rolling averages provided by the National Weather Service (Portland Airport).